UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2006 (May 19, 2006)

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	file number)	Identification Number)
incorporation or
organization)

11200 East 45th
Avenue
Denver, Colorado		80239-3018
(Address of principal executive offices)		(Zip Code)

(303) 373-2000
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                               Costs Associated with Exit or Disposal Activities.

On May 19, 2006, Samsonite Corporation (the “Company”) announced that its European subsidiary’s softside manufacturing plant in Samorin, Slovakia would be closed by approximately June 30, 2006. The closure is a result of the Company’s continuing consolidation of its softside manufacturing capacities from Company-owned and operated facilities to the sourcing of manufactured products from third-party manufacturers.

Related to this action, the Company expects that during the second and third quarters of fiscal year 2007 it will incur and recognize total cash restructuring costs of approximately $2.6 million to $3.2 million for employee termination costs and other costs to close the manufacturing facility. In addition, the Company expects non-cash charges of approximately $0.6 million to write-down raw materials and work-in-process inventories at the plant. (Cost estimates in U.S. dollars for restructuring and inventory charges are based on a Euro exchange rate of 1 € = U.S. 1.28.)

The Company will amend this report if it determines that estimates for restructuring and inventory charges will vary significantly from the estimates provided in this report.

Item 2.06                               Material Impairments.

In connection with the May 19, 2006 announcement of the closure of the Samorin, Slovakia plant described in Item 2.05, the Company also expects to record an impairment charge to write-down the cost of buildings and machinery and equipment to estimated fair value. The Company plans to sell the plant related real estate and machinery and equipment. Although no appraisal of the real estate and equipment has been obtained at the date of this filing, the Company estimates that an impairment provision of up to approximately $1.3 million for the real estate and up to approximately $0.6 million for machinery and equipment will be required. (Cost estimates in U.S. dollars for impairment provisions are based on a Euro exchange rate of 1 € = U.S. 1.28.)

The Company will amend this report if it determines that estimates for impairment provisions will vary significantly from the estimates provided in this report.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By: /s/ RICHARD H. WILEY
Name: Richard H. Wiley
Title: Chief Financial Officer, Treasurer and Secretary

Date: May 25, 2006